SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

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   |_|  Preliminary Proxy Statement         |_| Confidential, for Use of the
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                                                by Rule 14a-6(e)(2))
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   |X|  Soliciting Material Pursuant to Rule 14a-12

                                    DEXTER CORPORATION
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                      (Name of Registrant as Specified In Its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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             As filed with the Commission on February 23, 2000


Contact:
 Kathleen Burdett
 John Thompson
 Dexter Corporation
 (860) 292-7675
or
 Lawrence A. Rand
 Michael Freitag
 Kekst and Company
 (212)521-4800


For Immediate Release

Dexter Corporation Responds to ISP

WINDSOR LOCKS, CONNECTICUT, February 9, 2000 - Dexter Corporation (NYSE:DEX) announced today that it has responded to the letter received on January 27, 2000 from International Specialty Products (NYSE:ISP), in which ISP discussed its intention to solicit proxies from Dexter's shareholders for numerous proposals to include the installation of its own nominees as Dexter directors.

The text of Dexter's letter to ISP is as follows:

February 9, 2000

Mr. Samuel J. Heyman
Chairman of the Board
International Specialty Products
1361 Alps Road
Wayne, New Jersey 07470

Dear Mr. Heyman:

   Just last month ISP disclosed that your company's 4th quarter operating results would be 40% to 57% below analysts' estimates and that full fiscal year operating results would be 19% to 20% below analysts' estimates. You publicly attributed ISP's disappointing performance to "substantial unabsorbed manufacturing costs" and to "competitive pressures." With evidence of this kind of managerial dereliction so recently emerging, we are incredulous that you have apparently launched a campaign that deflects the focus from concentrating on improving your own poor results to one that will inevitably harass and distract Dexter's Board and its management at this crucial time in our company's history. We think ISP's stockholders have a right to expect undivided and more effective attention to ISP's obvious strategic and operational deficiencies. We think they are entitled to expect that you would not spend hundreds of thousands of dollars - to say nothing of the time, effort and managerial distraction ISP will devote to matters unrelated to its immediate business problems - to run a spurious and legally defective proxy campaign in support of your invitation to negotiate that has been rejected.

   However, since you are anxious to pursue a course of action that can be harmful to our shareholders and to yours, you leave us no reasonable alternative but to deal with you in the most responsible manner that we can. To that end, our Board has authorized the following actions:

   1. Specifically to address your claim of "[ISP's] stated willingness to pay more [than $45 per share] if additional information justified a higher price," we are prepared to make available a due diligence data room containing detailed and comprehensive information relating to both Dexter and Life Technologies. Because our Board and its advisors believe that your offer is inadequate from a financial point of view, we are inviting ISP to send representatives into the data room for the purpose of ascertaining whether you are indeed willing to pay more. If you wish, you are welcome to bring representatives of your lender Chase Securities Inc. with you. We are prepared to respond to reasonable requests for additional information and we will make appropriate members of senior management available for presentations and question/answer sessions that should provide you with more than adequate "additional information." We accept your offer of a confidentiality agreement in this connection. We accept in principle your limitation that the agreement not "limit your rights as shareholders" by which we mean one which will not prevent you from making a tender offer to Dexter stockholders, proceeding with your proxy campaign or making a proposal to the Board of Dexter.

   Do not misread the Board's decision or its intentions: we have made no decision to sell the company or to explore a sale of the company or to test the market for a possible sale of the company, and no one else will be invited into the data room. It is simply the Board's firm belief that Dexter's stockholders should not be victimized by your disingenuous suggestion that your price could be higher but for reasons beyond your control. We offer you the opportunity to conduct a reasonable due diligence so that you can honestly, forthrightly and candidly tell our stockholders what your proposal is - not that it might be higher if . . . . .

   2. Our Board has amended Dexter's stockholder rights plan. As a consequence of the amendment, the rights will not be triggered by and the plan will pose no obstacle for any offer to our stockholders for all shares which Dexter's financial advisor opines is fair from a financial point of view, is supported by liquid funds on hand or by fully committed financing, is substantially unconditional and has been open to Dexter stockholders for at least 60 calendar days. Although we believe your rights plan proposals for our stockholder meeting are illegal and unenforceable, we have elected to preempt this issue. We believe our stockholders' interests will be better served if we relieve them of the burden of a lot of rhetorical sound and fury from ISP designed to obfuscate its plan and intention to seize control of Dexter without paying a fair price for the company.

   3. We will address your proposals for Dexter's 2000 Annual Meeting of Stockholders separately. However, on the subject of electing directors, Dexter accepts the nomination of yourself, Mr. Kumar and Mr. Peller as timely in accordance with the By-laws.

   You claim Chase Securities Inc. has advised ISP in writing "that they are highly confident in their ability to arrange credit facilities for this acquisition." If that were true, we think ISP owes it to the Dexter stockholders to make an honest, forthright and candid public disclosure of the letter text. We think ISP's failure to do so is yet another instance of its disregard for the federal securities laws which we believe required disclosure of ISP's contracts, arrangements, understandings and relationships with Chase Securities promptly after it received their assurances. We also think ISP's disclosure is legally deficient for failing to describe the transactions in which the funds will be borrowed and the names of the parties thereto.

   In December you said that the impetus for your takeover proposal was, among other things, your belief that it was in the best interests of both Dexter and Life Technologies and their stockholders "if Dexter Corporation and Life Technologies were separate corporate entities." In our meeting you stated that you would support a pro-rata spin-off of the LTI shares owned by Dexter to Dexter stockholders and you stated that such a transaction could be effected on a tax-free basis. We are advised to the contrary. We should provide our stockholders an honest, forthright and candid assessment of this issue. In order to achieve that, we invite you to help us arrange a meeting among our respective tax advisors to reach a common analytical conclusion. We think the Dexter stockholders are entitled to know whether or not there is any possibility that such a transaction could be effected without incurring material tax liabilities at Dexter or for the account of the stockholder recipients of the spin-off.

   There is another allegation in your letter relating to LTI which I feel I must briefly address. You keep talking about Dexter's ability to retain and recruit key personnel at LTI. We have been a majority stockholder of LTI for nearly two decades without any problems either in recruiting or retaining key personnel, and if it were not for the uncertainty that your tactics have introduced we are confident that would continue. I think it particularly telling on the subject of executive retention that, in contrast to ISP, LTI has retained its entire senior management team (except the CFO who retired to teach and remains a director of LTI).

   Your letter claims "[a]s you know, Life Technologies' shareholders have rejected Dexter's recent belated $49 per share offer." As you know, this statement is false. First, as of this very moment, neither you nor any other member of your current 13D group has spoken or written a word to Dexter in response to our good faith $49 proposal. Second, a former member of your 13D group who owned more than 825,000 shares (about 3.3% of LTI and over 13% of the shares owned by your former 13D group) responded favorably to our proposal, and we acquired those shares for $49 each. Moreover, you also know our offer was in no way an attempt to provide benefits to ISP not available to other Dexter stockholders - it was an offer to buy LTI shares from LTI stockholders, whether or not they were Dexter stockholders. In fact, it was an honest, forthright and candid attempt to resolve a difficult situation created by ISP solely for its own selfish purposes. Although obvious from the terms of our offer, we repeat here for the record there was no condition associated with ISP's reaction to our proposal. As we clearly stated, we were perfectly willing to discuss our proposal with any other stockholders of Life Technologies who wished to do so, and we in fact did that very thing.

   Mr. Heyman, your campaign to anoint yourself as the savior of Dexter stockholders is misleading because, ultimately, it is ISP's own selfish interests which drive your program. The shareholders will understand that. Moreover, it appears that your hand-picked nominees lack the necessary experience in corporate governance and in our industry and none owns a single share of Dexter stock. By contrast, the Dexter Board has demonstrated its independence and commitment to serving the Dexter shareholders. We will continue to forthrightly and clearly articulate our program for value enhancement for our stockholders to consider. I am confident that our stockholders will understand it, agree with it and act accordingly.

 Sincerely,

/s/ K. Grahame Walker

K. Grahame Walker
Chairman and Chief Executive Officer


Any statements in this press release that are not historical facts are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. These and other risks are detailed in the Company's filings with the Securities and Exchange Commission.

Dexter Corporation is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The company supplies specialty materials to the aerospace, electronics, food packaging, and medical markets.

                    Special Materials for Special Effects

                                    * * *

   Information regarding persons who may be considered "participants" in the solicitation of proxies from Dexter shareholders can be found in a
Schedule 14A filed with the Securities and Exchange Commission on February 23, 2000. Investors and security holders are advised to read the proxy statement that will be filed by Dexter relating to Dexter's 2000 annual meeting referred to in the foregoing information, when it becomes available, because it will contain important information. Security holders may obtain a free copy of the proxy statement (when available) and the
Schedule 14A containing the participant information referred to above and other documents filed by Dexter with the Commission at the Commission's web site at www.sec.gov. The proxy statement, the Schedule 14A containing the participant information and such other documents may also be obtained for free from Dexter Corporation by directing such request to: Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, Attention:
Investor Relations, (860) 292-7675.